Exhibit 99.1

D&E COMMUNICATIONS, INC.	CONTACT:
FOR IMMEDIATE RELEASE	W. Garth Sprecher
May 31, 2006	Sr. Vice President and Corporate Secretary
(717) 738-8304

D&E COMMUNICATIONS ANNOUNCES BOARD CHANGES

EPHRATA, PENNSYLVANIA (May 31, 2006) – D&E Communications, Inc. (“D&E” or “Company”) (Nasdaq: DECC), a leading provider of integrated communications services in central and eastern Pennsylvania, announced that at the reorganization meeting of its Board of Directors following its Annual Meeting of Shareholders, G. William Ruhl stepped aside as Chairman of the Board. D. Mark Thomas, who had served as Vice Chairman of the Board, was elected by the Board as Chairman and Ruhl was elected to serve as its Vice Chairman, effective May 25, 2006.

Ruhl chose to serve in the capacity of Vice Chairman in order to spend more time with his family and pursue other charitable and community interests. After a telecommunications career spanning four decades, Ruhl explained that it was time to step aside as Chairman. Ruhl will continue to participate as chairman of the Strategic Planning Review Committee and as a member of the Executive Committee of the Board.

“I have enjoyed every day of the last 45 years working in this dynamic industry, from my early days as an engineer for the Bell System, to my later years with D&E, when I had the opportunity to help grow the communication infrastructure in Eastern Europe. I’ve also had the chance to serve on the boards of several local, state and national organizations, most notably, the National Security Telecommunications Advisory Committee to the President. Over the years, I’ve learned a lot about the telecommunications industry and I plan to continue using that expertise as a D&E Board member and also enjoy more time with the grandchildren,” said Ruhl. “Mr. Thomas clearly has the expertise required to serve as Chairman of the Board, after nine years as a board member and with extensive experience in telecommunications.”

James W. Morozzi, President and CEO of D&E said, “ I appreciate Bill’s help with my orientation into the organization over the past year. We are all pleased that he will remain on our Board as Vice Chairman. We also look forward to Mark’s appointment as Board Chairman. D&E is headed in the right direction; the Board of Directors, management of the company and our entire workforce are united in our focus to be a leading integrated communications provider in central and eastern Pennsylvania.

Thomas added, “I am pleased to be able to work with my colleagues on D&E’s Board of Directors in the capacity of Chairman. The Board will continue to provide guidance and oversight as we represent the shareholders of the Company. Mr. Morozzi has been with us for 14 months; his operations leadership is creating the changes that will move us ahead in meeting the demands of this dynamic and competitive marketplace.”

Thomas, age 58, has been a managing partner with the law firm of Thomas, Thomas, Armstrong & Niesen in Harrisburg, since the formation of the firm in 1991. His practice is concentrated primarily in public utility and telecommunications law and his firm serves as regulatory counsel to D&E. He has been a Director of D&E since 1997 and served as lead outside Director. He is a member of the Compensation Committee, Nominating and Governance Committee, and Executive Committee.

Ruhl, age 66, joined D&E in 1991 as a Senior Vice President and also served as President and Chief Executive Officer of D&E Telephone Company, a subsidiary of D&E Communications, Inc. In 2001, he was named the Chief Executive Officer of the holding company, D&E Communications, Inc., and in 2004 became the President and Chairman. He was succeeded by Mr. Morozzi in March of 2005 as President and Chief Executive Officer. On December 31, 2005, Ruhl retired as a full time employee of the Company. Prior to 1991, Ruhl was employed by Bell of Pennsylvania and Bell Atlantic for 30 years.

In other board matters, Robert A. Kinsley, Chairman and Chief Executive Officer of Kinsley Construction, resigned from the Board in order to focus attention on the demands of his growing family business and community interests. Mr. Kinsley had served on the board since 1998. The Company is actively seeking a replacement for Mr. Kinsley.

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